Exhibit 99.1

10 June 2014

KENNEDY WILSON EUROPE REAL ESTATE PLC

INVESTMENT UPDATE – ACQUISITIONS SINCE IPO EXCEED £1 BILLION

Kennedy Wilson Europe Real Estate plc (“KWERE” or the “Company”), a LSE listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe (LSE: KWE), announces that since its IPO in February 2014, the Company has acquired real estate and real estate loans with an aggregate acquisition value1 in excess of £1 billion, including approximately £206 million of assumed non-recourse debt.

Upon completion of the acquisition of the Fordgate Jupiter Portfolio as announced on 6 June 2014, and other acquisitions which have been announced previously and that are due to complete in the next two months, the Company’s investment portfolio will comprise:

•	seven portfolios of properties (including the Central Park and Opera property portfolios in respect of which conditional acquisition agreements have been entered into), comprising in aggregate 77 office, industrial, retail, multi-family, leisure and mixed-use properties, of approximately 6 million sq ft in aggregate across the UK and Ireland;

•	one loan portfolio comprising five real estate loans under receivership secured against five high tech properties located across England; and

•	a direct minority interest in the Corbo syndicated loan, secured against 1.56 million sq ft of 20 retail assets, with 18 of them located in Northern Ireland and the remaining two in Scotland.

Following the completion of all the acquisitions entered into by the Company, it is expected to have a robust investment portfolio with:

•	an aggregate gross income[2] per annum of approximately £77 million;

•	an approximate 89% occupancy rate[3] by area across the property portfolios;

•	a weighted average unexpired lease term of approximately 9.1 years[3] across the property portfolios[4]; and

•	the top 10 properties by acquisition value[5] representing approximately 56% of the total property portfolio value and approximately 46% of the gross rental income[6] of the Company. These 10 high-quality assets are occupied by a range of international blue chip tenants.

Mary Ricks, President and CEO of Kennedy Wilson Europe, commented: “We have made excellent progress since the IPO in delivering on our strategy of building a large-scale and diverse portfolio of real estate and real estate loans. By leveraging our team’s experience and relationships with financial institutions, we have successfully assembled a high quality portfolio which offers strong income streams, as well as the opportunity for returns achieved through the value enhancing asset management initiatives we have identified.”

[1]	Acquisition value includes assumed non-recourse debt and excludes acquisition costs and expenses.
[2]	Annualised gross income calculated as of the date of acquisition of each investment. Gross income comprises gross rental income from properties (other than Portmarnock Hotel and Golf Links) and 2013 EBITDA for Portmarnock Hotel and Golf Links (but excludes any estimated rents from vacant areas in properties), and income from the loan portfolios.
[3]	As of the date of acquisition of each investment.
[4]	Excludes multi-family and leisure properties.
[5]	Includes assumed debt of approximately £205m, and excludes acquisition costs and expenses,
[6]	As of the date of acquisition of each investment. Gross rental income comprises gross rental income from properties (other than Portmarnock Hotel and Golf Links) and 2013 EBITDA for Portmarnock Hotel and Golf Links (but excludes any estimated rents from vacant areas in properties).

For further information, please contact:

FTI Consulting – financial public relations Richard Sunderland/Dido Laurimore: kennedywilson@fticonsulting.com	+44 (0)203 727 1000

About Kennedy Wilson Europe Real Estate plc

Kennedy Wilson Europe Real Estate plc is an LSE listed closed ended investment fund that invests primarily in real estate and real estate loans in Europe, initially in the UK, Ireland and Spain, and other European countries on an opportunistic basis. The Company’s primary objectives are to generate and grow long-term cash flows to pay dividends and to enhance capital values by way of focused asset management and strategic acquisitions, with the intention of creating value for shareholders. The Company is externally managed by Kennedy Wilson, through a wholly-owned subsidiary acting as investment manager. For further information on Kennedy Wilson Europe Real Estate plc, please visit www.kennedywilsoneuropeplc.com.

About Kennedy Wilson

Founded in 1977, Kennedy Wilson is a vertically integrated global real estate investment and services company headquartered in Beverly Hills, CA, with 24 offices in the U.S., U.K., Ireland, Spain and Japan. The company, on its own or with partners, invests opportunistically in a variety of real estate related investments, including commercial, multifamily, loan purchases and originations, residential, and hotels. Kennedy Wilson offers a comprehensive array of real estate services including investment management, property services, auction, conventional sales, brokerage and research. For further information on Kennedy Wilson, please visit www.kennedywilson.com.